                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                   Cyrk, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                   CYRK, INC.
                                  3 POND ROAD
                        GLOUCESTER, MASSACHUSETTS 01930
                                 (978) 283-5800
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

TO THE STOCKHOLDERS OF CYRK, INC.

Notice is hereby given that the annual Meeting of Stockholders of Cyrk, Inc., a Delaware corporation, will be held as follows:

          DATE:              Tuesday, May 19, 1998

          PLACE:             The offices of Choate, Hall & Stewart
                             Exchange Place, 53 State Street - 36th Floor
                             Boston, Massachusetts

          TIME:              10:00 a.m., local time

          PURPOSE:           To elect two Class II directors to serve for a term of three years and until their successors are elected and qualified;

                             To ratify the Board of Directors' appointment of Coopers &
                             Lybrand L.L.P. as the Company's independent auditors for the
                             1998 fiscal year; and

                             To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 30, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.



April 17, 1998                          By Order of the Board of Directors
                                        Patricia J. Landgren
                                        Secretary



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                                   CYRK, INC.
                                  3 POND ROAD
                        GLOUCESTER, MASSACHUSETTS 01930
                                 (978) 283-5800

                                PROXY STATEMENT

                              GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of Cyrk, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 19, 1998 at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street - 36th Floor, Boston, Massachusetts and at any adjournment of the meeting. Proxies in the form enclosed will be voted at the meeting if they are properly executed, dated and returned to the Company prior to the meeting and are not revoked prior to the voting.

A proxy may be revoked at any time before it is voted by giving the Secretary of the Company written notice of revocation executed by the stockholder of record, by delivering a duly executed proxy bearing a later date, or by the stockholder attending the meeting and voting his or her shares in person.

The Company's Annual Report for the year ended December 31, 1997, is being mailed with this Notice of Annual Meeting and Proxy Statement on or about April 17, 1998.

MATTERS TO BE CONSIDERED

The Annual Meeting has been called for the following purposes:

        1. To elect two Class II directors to serve for a term of three years and until their successors are elected and qualified;

        2. To ratify the Board of Directors' appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the 1998 fiscal year; and

        3. To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE AND VOTING

Only stockholders of record at the close of business on March 30, 1998 (the "Record Date") are entitled to notice of, and, to vote at, the meeting or any adjournment thereof. At the close of business on the Record Date, there were 14,725,328 shares of the Company's common stock, $0.01 par value ("Common Stock") so held. The shares represented by duly executed proxies in the form solicited by the Board of Directors will be voted at the meeting in accordance with the choices specified thereon. If a proxy is executed, but no choice is specified, the shares will be voted as follows:

        1. FOR the election of the nominees named herein, to serve for a term of three years and until their successors are elected and qualified;

        2. FOR the ratification of the Board of Directors' appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the 1998 fiscal year; and

        3. In the discretion of the proxy holders as to the transaction of any other business that may properly come before the meeting. The directors do not know of any such other matter or business to be brought before the meeting.

QUORUM, ABSTENTIONS, NON-VOTES AND VOTE REQUIRED

The presence in person or representation by proxy of the holders of a majority of the Company's Common Stock entitled to vote is necessary to constitute a quorum for the matters to be voted upon. In the absence of a quorum, the stockholders present may nevertheless adjourn the meeting.

A holder of record of Common Stock is entitled to one vote for each share so held on the Record Date. Abstentions and broker non-votes (i.e. the lack of a vote on a matter as to which the holder has no voting authority) are counted for the purpose of determining the presence or absence of a quorum for the transaction of business at the meeting, but will not be treated as negative votes and consequently will have no effect on the voting.

The affirmative vote of the holders of a plurality of the votes cast either in person or by proxy is required to elect directors. Approval of each other matter before the meeting requires the affirmative vote of the holders of a majority of the aggregate number of shares of Common Stock voted "for" and "against" such matter.

PROXY SOLICITATION AND EXPENSES

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company, and all expenses for such solicitation will borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company and, if deemed necessary, through a third party solicitation agent by means of personal interview, telephone, facsimile or telegram. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of Common Stock and to forward solicitation materials to such beneficial owners. The Company will reimburse them for their reasonable out-of-pocket expenses incurred in such solicitation.

                             ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company provides that the number of directors shall be determined from time to time by the Board of Directors (but shall be no less than three and no more than fifteen) and that the Board shall be divided into three classes. There are currently five directors. The newly-elected Class II directors will hold office until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified. The nominees are currently directors and have expressed their intention to serve if re-elected. Should either of the nominees become unavailable to serve when elected, the proxy holders may vote each proxy (unless authority to vote has been withheld for such nominee) for the election of any other person the Board of Directors may recommend. The proxy solicited by this Proxy Statement cannot be voted for a greater number of persons than the nominees named in this Proxy Statement.

The following table lists the names and ages of the directors and the nominee, the year in which each director was first elected a director of the Company and the year his term expires:

                                                       YEAR
NAME                             AGE    CLASS      TERM EXPIRES        DIRECTOR SINCE
----                             ---    -----      ------------        --------------
Joseph W. Bartlett               64      I             2000                 1993
Patrick D. Brady (nominee)       42      II            1998                 1990
Joseph Anthony Kouba (nominee)   50      II            1998                 1997
Louis Marx, Jr.                  66     III            1999                 1993
Gregory P. Shlopak               51     III            1999                 1990

BUSINESS HISTORY OF DIRECTORS AND NOMINEES

MR. BARTLETT has been a partner in the law firm of Morrison & Foerster LLP since March 1996. Prior to this he was a partner in the law firm of Mayer, Brown & Platt from July 1991 until March 1996. From 1969 until November 1990 he was a partner of, and from November 1990 until June 1991 he was of counsel to, the law firm of Gaston & Snow. Mr. Bartlett served as undersecretary of the United States Department of Commerce from 1967 to 1968 and as law clerk to the Chief Justice of the United States in 1960.

MR. BRADY is a founder of the Company and has served as one of its directors since its incorporation in 1990. Mr. Brady was the Chief Operating Officer and Treasurer of the Company from May 1990 until May 1993 and served as Chief Financial Officer from May 1993 to September 1994. Mr. Brady was elected President and Chief Operating Officer of the Company in May 1993.

MR. KOUBA was elected to the board of Directors on April 4, 1997. Since 1980, Mr. Kouba has served as the President and a director of Cloverleaf Group, Inc., which is engaged in the real estate investment business. Additionally, since 1995, Mr. Kouba has been a director of Trusted Brands, Inc., a company engaged in the sale of food products.

MR. MARX has served as Co-Chairman and director of Hudson River Capital LLC, a venture capital company, since March 1996. In addition, he has served as a director of Victory Ventures LLC, a private equity investment fund company, and its predecessor company, Forschner Enterprises, Inc., since October 1996, and Mr. Marx has also served as Co-Chairman of Victory Ventures LLC since May 1997. Also, Mr. Marx is a director of Swiss Army Brands, Inc., the exclusive United States and Canadian importer and distributor of Victorinox Swiss Army brand knives and Swiss Army brand watches.

MR. SHLOPAK is a founder of the Company and has served as one of its directors since its incorporation in 1990. From May 1990 to May 1993, Mr. Shlopak served as the Company's President and Secretary and was elected Chairman of the Board and Chief Executive Officer in May 1993. Mr. Shlopak was also the founder, President and a director of a company engaged in the manufacture of custom screen-printed and embroidered apparel and accessories that was incorporated in 1976 and merged into the Company in July 1993.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR.

MEETINGS OF THE BOARD AND ITS COMMITTEES

The Board of Directors held two meetings in May and September of 1997, each of which were attended by each director. In addition, the Board transacted certain business through written consents. The only standing committees of the Board are the Audit Committee and the Compensation Committee.

The Audit Committee (comprised of Messrs. Bartlett and through February 5, 1998, Mr. Marx; and effective February 6, 1998, Mr. Kouba) reviews the Company's system of internal controls, recommends the appointment of the Company's independent auditors, and periodically reviews their services. There was one meeting held by the Audit Committee during 1997.

The Compensation Committee (comprised of Mr. Bartlett and through April 4, 1997, Mr. Marx; and effective April 5, 1997, Mr. Kouba) reviews and determines compensation payable to officers of the Company and administers the Company's stock plans. There was one meeting held by the Compensation Committee during 1997. In addition, the Committee transacted certain business through written consents.

DIRECTORS' COMPENSATION

Directors who are employees of the Company receive no compensation, as such, for their services on the Board. Directors who are not employees of the Company receive $1,000 for each Board meeting they attend and are also reimbursed for out-of-pocket expenses incurred in attending such meetings. In addition, on March 31 of each year, non- employee directors of the Company are granted a stock option covering 5,000 shares of Common Stock that vests in two equal installments on each of the first and second anniversaries of the date of grant. Prior to the termination of the Company's Non-Employee Director Stock Option Plan in April of 1997, such grants to non-employee directors were made out of that plan. Subsequent grants to non-employee directors are expected to be consistent with previous grants in all respects except that they will be made out of the Company's 1993 Omnibus Stock Plan.

SECTION 16(a) REPORTS

Based solely on its review of copies of reports filed by reporting persons of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, or a written representation from certain reporting persons that no Form 5 filing was required for such person, the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of that Act, except that Ted L. Axelrod failed to file a Form 3 on a timely basis upon becoming an executive officer of the Company on September 24, 1997. Mr. Axelrod did timely file a Form 5 correcting such delinquency.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of the Company's Common Stock at March 30, 1998. Except as otherwise indicated in the footnotes, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to the shares of Common Stock shown as beneficially owned by them.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known by the Company (other than executive officers) to own beneficially 5% or more of the outstanding Common Stock.

NAME AND ADDRESS                                       NUMBER OF SHARES            PERCENTAGE
OF BENEFICIAL OWNER                                    OF COMMON STOCK              OF CLASS
-------------------                                    ----------------            ----------
The Equitable Companies Incorporated(1)                   1,818,900                   12.4%
1290 Avenue of the Americas
New York, NY 10104

Heartland Advisors, Inc.(2)                               1,171,000                    8.0%
790 North Milwaukee Street
Milwaukee, WI 53202

Franklin Resources, Inc.(3)                               1,187,200                    8.1%
777 Mariners Island Boulevard
San Mateo, CA 94404

Dimensional Fund Advisors Inc.(4)                           812,600                    5.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Ty Warner(5)                                              1,075,610                    7.3%
Ty, Inc.
807 Blackhawk
Westmont, IL 60559

Allan I. Brown(6)                                           920,069                    6.2%
c/o Simon Marketing, Inc.
1900 Avenue of the Stars, 4th Floor
Los Angeles, CA 90067-4301

Eric Stanton(7)                                             920,069                    6.2%
c/o Simon Marketing, Inc.
Evergo House
38 Gloucester Road
Wanchai
Hong Kong

------------------------------

1 The information concerning this holder is based solely on information contained in filings it has made with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, or in written communications to the Company or the Company's representatives. The Equitable Companies Incorporated (the "Equitable Companies") is the parent holding company of Alliance Capital Management L.P., a registered investment adviser ("Alliance"), which is deemed to have sole voting power as to 994,700 of these shares and sole dispositive power as to 1,790,400 of the shares. Alliance indicates that it acquired the shares solely for investment purposes on behalf of client discretionary investment advisory accounts. A majority interest in the Equitable Companies is owned beneficially by AXA-UAP (23, Avenue Matignon, Paris, France), and a group of four French mutual funds located in Paris, France beneficially owns a majority interest in AXA-UAP.

2 The information concerning this holder is based solely on information contained in filings it has made with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. Heartland Advisors, Inc. is a registered investment adviser, and has indicated that it has the sole power to vote, or direct the vote, and the sole power to dispose, or to direct the disposition of, all of the shares.

3 The information concerning this holder is based solely on information contained in filings it has made with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. Franklin Resources, Inc. ("FRI") is the parent holding company of Franklin Advisory Services, Inc., which is deemed to have sole voting power and sole dispositive power as to all of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI.

4 The information concerning this holder is based solely on information contained in filings it has made with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, or in written communications to the Company or the Company's representatives. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has the sole power to vote or direct the vote as to 509,400 of the shares. As of December 31, 1997, Dimensional is deemed to have beneficial ownership and sole dispositive power of 812,600 shares, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of investment vehicles for qualified employee benefit plans, for the DFA Investment Trust Company, a Delaware business trust, the DFA Group Trust and DFA Participation Group Trust, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all shares.

5 Includes 100,000 shares issuable pursuant to a warrant which is currently exercisable.

6 Allan Brown has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 920,069 shares. Mr. Brown is party to a Shareholders Agreement dated June 9, 1997 by and among Cyrk, Inc., Allan Brown, Eric Stanton, Gregory Shlopak and Patrick Brady, pursuant to which he may be deemed to have shared voting power over 4,393,138 shares for the purpose of electing certain directors and may be deemed to be a member of a "group" for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Mr. Brown expressly disclaims beneficial ownership of any shares of Cyrk, Inc. common stock except the shares as to which he possesses sole voting and dispositive power.

7 Eric Stanton has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 920,069 shares. Mr. Stanton is party to a Shareholders Agreement dated June 9, 1997 by and among Cyrk, Inc., Allan Brown, Eric Stanton, Gregory Shlopak and Patrick Brady, pursuant to which he may be deemed to have shared voting power over 4,393,138 shares for the purpose of electing certain directors and may be deemed to be a member of a "group" for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Mr. Stanton expressly disclaims beneficial ownership of any shares of Cyrk, Inc. common stock except the shares as to which he possesses sole voting and dispositive power.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information at March 30, 1998 regarding beneficial ownership of the Company's Common Stock (including Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 30, 1998) by each director, each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.

NAME AND ADDRESS                                    NUMBER OF SHARES            PERCENTAGE OF
OF BENEFICIAL OWNER(1)                              OF COMMON STOCK                 CLASS
----------------------                              ----------------            -------------
Gregory P. Shlopak(2)                                  1,344,067                    9.1%
Patrick D. Brady(3)                                    1,372,267                    9.3%
Terry B. Angstadt(4)                                      49,725                       *
Dominic F. Mammola(5)                                     30,753                       *
Ted L. Axelrod(6)                                         49,167                       *
Joseph W. Bartlett(7)                                     17,500                       *
Louis Marx, Jr.(7)                                        27,500                       *
Joseph Anthony Kouba                                           0                       *
All directors and executive officers as a group
  (eight persons)(2/3/8)                               2,882,646                   19.2%

------------------------------

*       Represents less than 1%.

1 The address of each of the directors and executive officers is c/o Cyrk, Inc., 21 Pond Road, Gloucester, Massachusetts 01930.

2 Includes (i) 74,401 shares held by a private charitable foundation as to which Mr. Shlopak, as trustee, has sole voting and dispositive power and
        (ii) 76,667 shares issuable pursuant to stock options exercisable within 60 days of March 30, 1998.

3 Includes (i) 90,408 shares held by a private charitable foundation as to which Mr. Brady, as trustee, has sole voting and dispositive power and
        (ii) 76,667 shares issuable pursuant to stock options exercisable within 60 days of March 30, 1998.

4 Includes 46,666 shares issuable pursuant to stock options exercisable within 60 days of March 30, 1998.

5 Includes 30,000 shares issuable pursuant to stock options exercisable within 60 days of March 30, 1998.

6 Includes 49,167 shares issuable pursuant to stock options exercisable within 60 days of March 30, 1998.

7 These shares are issuable pursuant to stock options exercisable within 60 days of March 30, 1998.

8 Includes 74,401 shares held by a private charitable foundation as to which Mr. Shlopak, as trustee, has sole voting and dispositive power. Includes 90,408 shares held by a private charitable foundation as to which Mr. Brady, as trustee, has sole voting and dispositive power. Includes a total of 315,834 shares issuable pursuant to stock options exercisable within 60 days of March 30, 1998.

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation the Company paid or accrued for services rendered in 1997, 1996 and 1995, respectively, by the Chief Executive Officer and the other four executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                LONG TERM COMPENSATION AWARD
                                ----------------------------------   --------------------------------------
                                                         OTHER       RESTRICTED   SECURITIES
NAME AND                                                 ANNUAL        STOCK      UNDERLYING    ALL OTHER
PRINCIPAL POSITION       YEAR    SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS     COMPENSATION
------------------       ----    ------     -----     ------------   ----------   ----------   ------------
Gregory P. Shlopak.....  1997   $300,000      --        --            --           230,000       $413,962(1)
Chief Executive Officer  1996   $300,000      --        --            --             --          $415,407
                         1995   $300,000      --        --            --             --          $415,200

Patrick D. Brady.......  1997   $300,000      --        --            --           230,000       $253,647(2)
President and Chief      1996   $300,000      --        --            --             --          $257,989
  Operating Officer      1995   $300,000      --        --            --             --          $255,612

Terry B. Angstadt......  1997   $185,096   $ 50,000     --            --            55,000       $ 27,129(3)
Executive Vice           1996   $175,000      --        --            --             --          $ 26,156
  President              1995   $175,000      --        --            --             --          $  7,304

Dominic F. Mammola.....  1997   $185,096   $ 50,000     --            --            70,000       $ 25,750(4)
Executive Vice           1996   $166,635   $ 25,000     --            --             --          $ 22,828
  President              1995   $150,000      --        --            --             --          $  5,594
  and Chief Financial
  Officer

Ted L. Axelrod(5)......  1997   $200,000   $155,000     --            --            27,500       $ 17,652(6)
Executive Vice
  President

------------------------------

1 Represents (i) $6,231 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Shlopak (ii) $5,846 in premiums paid by the Company with respect to the cash surrender value benefit payable to Mr. Shlopak's estate under certain reverse split-dollar life insurance policies, and (iii) $401,885, the benefit to Mr. Shlopak of the payment by the Company in 1997 of premiums with respect to certain split-dollar life insurance policies, calculated as the present value of an interest-free loan of the premiums to Mr. Shlopak over his present actuarial life expectancy or, in the case of two of the policies which are survivorship policies, the actuarial life expectancy of the later to die of Mr. Shlopak and his wife. See "Insurance Arrangements."

2 Represents (i) $6,231 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Brady, (ii) $7,655 in premiums paid by the Company with respect to the cash surrender value benefit payable to Mr. Brady's estate under certain reverse split-dollar life insurance policies, and
        (iii) $239,761, the benefit to Mr. Brady of the payment by the Company in 1997 of premiums with respect to certain split-dollar life insurance policies, calculated as the present value of an interest-free loan of the premiums to Mr. Brady over his present actuarial life expectancy. See "Insurance Arrangements."

3 Represents (i) $5,510 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Angstadt and (ii) $21,619, the benefit to Mr. Angstadt of the payment by the Company in 1997 of respect to a split-dollar life insurance policy, calculated as the present value of an interest-free loan of the premiums to Mr. Angstadt over his present actuarial life expectancy. See "Insurance Arrangements."

4 Represents (i) $5,341 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Mammola and (ii) $20,409, the benefit to Mr. Mammola of the payment by the Company in 1997 of premiums with respect to a split-dollar life insurance policy, calculated as the present value of an interest-free loan of the premium to Mr. Mammola over his present actuarial life expectancy. See "Insurance Arrangements."

5 Mr. Axelrod joined the Company in July 1995 and became an executive officer on September 24, 1997.

6 Represents (i) $5,654 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Axelrod and (ii) $11,998, the benefit to Mr. Axelrod of the payment by the Company in 1997 of premiums with respect to a split-dollar life insurance policy, calculated as the present value of an interest-free loan of the premium to Mr. Axelrod over his present actuarial life expectancy. See "Insurance Arrangements."

                     OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth certain information with respect to stock options granted to each of the Company's executive officers during 1997.

                                                                                     POTENTIAL
                                                                                  REALIZED VALUE
                                         INDIVIDUAL GRANTS                          AS ASSUMED
                        ---------------------------------------------------       ANNUAL RATES OF
                        NUMBER OF      PERCENT OF                                   STOCK PRICE
                        SECURITIES   TOTAL OPTIONS                               APPRECIATION FOR
                        UNDERLYING     GRANTED TO                                 OPTION TERM(4)
                         OPTIONS      EMPLOYEES IN    EXERCISE   EXPIRATION   -----------------------
         NAME           GRANTED(1)   FISCAL YEAR(2)   PRICE(3)      DATE          5%          10%
         ----           ----------   --------------   --------   ----------       --          ---
Gregory P. Shlopak....   230,000          16.0%       $10.875     4/15/07     $1,572,050   $3,987,050
Patrick D. Brady......   230,000          16.0%       $10.875     4/15/07     $1,572,050   $3,987,050
Terry B. Angstadt.....    55,000           3.8%       $10.875     4/15/07     $  375,925   $  953,425
Dominic F. Mammola....    70,000           4.9%       $10.875     4/15/07     $  478,450   $1,213,450
Ted L. Axelrod........    27,500           1.9%       $10.875     4/15/07     $  187,963   $  476,713

------------------------------

1 These options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.

2 Based on an aggregate of 1,433,600 shares subject to options granted to employees of the Company in 1997.

3 The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant.

4 The potential realizable value is calculated based on the term of the option (ten years) at its date of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. However, the optionee will not actually realize any benefit from the option unless the market value of the Company's stock price in fact increases over the option price.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

The following table sets forth for each of the Company's executive officers certain information regarding exercises of stock options during 1997 and stock options held at the end of 1997.

                           SHARES                NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                          ACQUIRED              UNDERLYING UNEXERCISED              IN-THE-MONEY
                             ON      VALUE    OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END(1)
          NAME            EXERCISE  REALIZED   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
          ----            --------  --------  --------------------------    -----------------------------
Gregory P. Shlopak......     --        --                0/230,000                       --
Patrick D. Brady........     --        --                0/230,000                       --
Terry B. Angstadt.......     --        --            28,332/69,168                       --
Dominic F. Mammola......     --        --             6,666/73,334                       --
Ted L. Axelrod..........     --        --            24,167/50,833                 $15,625/$7,812

------------------------------

1 This "value" is the difference between the market price of the Common Stock subject to the option on December 31, 1997 ($9.6875 per share) and the option exercise (purchase) price, assuming the option were exercised and the shares sold on that date.

                             INSURANCE ARRANGEMENTS

The Company provides split-dollar life insurance benefits to Messrs. Shlopak and Brady. The Company has agreed to pay the premiums for (i) two whole life policies on the lives of each of Messrs. Shlopak and Brady and (ii) two survivorship policies on the lives of Mr. Shlopak and his wife. The Company is obligated to pay these premiums whether or not either executive remains employed by the Company, except that such obligation terminates with respect to the policies of either executive if he breaches the consulting agreement between such executive and the Company pursuant to which the insured executive has agreed to render consulting services to the Company after the termination of his employment by the Company. The Company has certain rights to borrow against these policies and the right to receive an amount equal to all premiums paid by it not later than upon the death of the insured executive (or, in the case of the survivorship policies, upon the death of the later to die of Mr. Shlopak or his wife). The irrevocable trusts established by Messrs. Shlopak and Brady which own the foregoing policies are entitled to borrow against the policies, subject to certain limitations while the Company has an interest in the policies. Such trusts are also entitled to receive the death benefits under the policies net of the cumulative premiums paid by the Company. The aggregate annual premium amount payable by the Company in respect of the split-dollar policies insuring the lives of Messrs. Shlopak and Brady is $435,261 and $257,462, respectively.

The Company also provides split-dollar life insurance benefits to its three other executive officers, Messrs. Angstadt, Mammola and Axelrod. The Company has agreed to pay the premiums for a whole life policy on the lives of each of Messrs. Angstadt, Mammola and Axelrod. However, the Company can terminate its obligation at any time upon written notice to the executive, and the Company's obligation terminates automatically upon the termination (for whatever reason) of the executive's employment at the Company. The Company has certain rights to borrow against these policies and the right to receive upon the death of the insured executive an amount equal to the lesser of (i) the cash surrender value of the policy or (ii) the aggregate amount of premiums paid by the company to such date. The aggregate annual premium amount payable by the Company for the split-dollar policies insuring the lives of Messrs. Angstadt, Mammola and Axelrod is $27,935, $25,442 and $14,954, respectively.

In addition, the Company provides Messrs. Shlopak and Brady with reverse split-dollar life insurance pursuant to which the Company pays the premiums on universal life insurance policies on the lives of Messrs. Shlopak and Brady. Upon the death of either, assuming the policies are still in force, the Company is entitled to receive the death benefit ($4,250,000 on the life of each) and the deceased executive's estate is entitled to receive the cash surrender value of the policy.

                           INDEBTEDNESS OF MANAGEMENT

During fiscal 1997, Dominic F. Mammola, Executive Vice President and Chief Financial Officer of the Company, was indebted to the Company in the amount of $75,000. Mr. Mammola incurred this sum of indebtedness because of a loan to him by the Company. His largest aggregate amount of indebtedness outstanding at any time during fiscal 1997 was $75,000. The amount of indebtedness outstanding as of March 30, 1998 was $75,000. The rate of interest charged on the indebtedness is the federal statutory rate.

During fiscal 1997, Ted L. Axelrod, Executive Vice President of the Company, was indebted to the Company in the amount of $100,000. Mr. Axelrod incurred this sum of indebtedness because of a loan to him by the Company. His largest aggregate amount of indebtedness outstanding at any time during fiscal 1997 was $100,000. The amount of indebtedness outstanding as of March 30, 1998 was $100,000. The rate of interest charged on the indebtedness is the federal statutory rate.

                          CHANGE OF CONTROL AGREEMENTS

The Company plans to enter into change of control agreements with Messrs. Angstadt, Mammola and Axelrod. Pursuant to these agreements, upon termination of their employment (other than for cause or disability or by them without "good reason") within two years following a change of control, Messrs. Angstadt, Mammola and Axelrod would each be entitled to receive a lump sum payment equal to three times their annual compensation (including without limitation, salary, bonus, and 401(k) matching contributions), certain insurance coverages would continue to be maintained for them by the Company until the second anniversary of the change of control, and all of their stock options would become immediately exercisable.

The Performance Graph and the Report of the Compensation Committee on Executive Compensation in this Proxy Statement are not and shall not be deemed incorporated by reference into any filings of the Company with the Securities and Exchange Commission by implication or by any reference in any such filings to this Proxy Statement.

                               PERFORMANCE GRAPH

The following graph assumes an investment of $100 on July 7, 1993 (the date the Company's Common Stock was first registered under Section 12 of the Exchange
Act) and compares changes thereafter (through December 31, 1997) in the market price of the Common Stock with (i) the Nasdaq Market Index (a broad market index) and (ii) the Advertising Agency Group (a published industry index). In past years the Company has compared itself to the Textile Apparel Group (a published industry index); however, the Company has recently decided to switch indices and instead compare itself to the Advertising Agency Group. This change is in connection with the Company's announcement on February 13, 1998, that the Company plans to restructure its worldwide operations to focus its core business in the promotional marketing industry rather than in the apparel business. For comparison purposes, the Textile Apparel Group, which was used as of December 31, 1996, is also included on the graph.

The Nasdaq Market Index includes both U.S. and foreign companies listed on the Nasdaq National Market and the Nasdaq SmallCap Market. The Advertising Agency Group (MG Industry Group 91) consists of all companies listed on the New York and American Stock Exchanges, and the Nasdaq National and SmallCap Markets that derive a majority of their revenues (as shown in their annual reports) from advertising. The Textile Apparel Group (MG Industry Group 57) consists of all companies listed on the New York and American Stock Exchanges, and the Nasdaq National and SmallCap Markets that derive a majority of their revenues (as shown in their annual reports) from the manufacture of lines of clothing using woven and knitted fabrics. UPON THE REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL FURNISH A LIST OF THE COMPANIES COMPRISING THE ADVERTISING AGENCY GROUP AND THE TEXTILE APPAREL GROUP.

The performance of the indices is shown on a total return (dividend reinvestment) basis; however, the Company paid no dividends during the period shown. The graph lines merely connect the beginning and end of the measuring periods and do not reflect fluctuations between those dates.

                     Comparison of Annual Cumulative Return
  Cyrk, Inc., Advertising Agency Group, Textile Apparel Group & Nasdaq Market
                                     Index

                          [PERFORMANCE GRAPH OMITTED]

------------------------------------------------------------------------------------------------------
                               Jul-7-93    Dec-31-93    Dec-31-94    Dec-31-95   Dec-31-96   Dec-31-97
------------------------------------------------------------------------------------------------------
CYRK, INC.                      $100.00     $202.20      $363.74      $ 85.71     $114.29     $ 85.16
TEXTILE APPAREL GROUP INDEX     $100.00     $104.25      $ 95.83      $121.52     $140.46     $149.22
NASDAQ MARKET INDEX             $100.00     $107.50      $112.86      $146.39     $181.92     $222.52
ADVERTISING AGENCY GROUP INDEX  $100.00     $114.44      $121.56      $165.56     $192.45     $284.79

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

This report has been prepared by the Compensation Committee of the Board of Directors of the Company and addresses the Company's compensation policies with respect to the Chief Executive Officer and executive officers of the Company in general. Each member of the Committee is a non-employee director.

The Company's overall policy for compensating executive officers is to establish aggregate compensation levels sufficient to retain and attract executive officers capable of leading the Company to achieve its business objectives. The principal components of executive compensation are salary, bonus and stock option grants. The Company also provides supplemental life insurance benefits to its executive officers. In addition, executives are eligible to participate, on a nondiscriminatory basis, in benefit programs provided to employees generally, including group medical and life insurance programs and the Company's 401(k) plan.

The Company's compensation policy with respect to its Chief Executive Officer is the same as its policy for executives generally. While the Committee considers various factors in determining the amount of each component of compensation, such determinations are ultimately based on the Committee's subjective judgment as to what is reasonable and appropriate and not on established criteria or formulas.

Salary: The 1993 salaries of Messrs. Shlopak and Brady were established by agreement among the Company's stockholders. Immediately prior to the initial public offering, these salaries were increased to $300,000 per year to reflect the anticipated increase in their responsibilities as executive officers of a publicly traded company and because of the Company's anticipated discontinuance of the payment of cash dividends after the offering. These salaries were subsequently ratified by the Compensation Committee and were not changed materially in either 1994, 1995, 1996 or 1997. The salaries of Messrs. Angstadt and Mammola were established based on the compensation paid to them during the prior year and the Committee's subjective judgment as to their accomplishments. The salary of Mr. Axelrod, who became an executive officer in 1997, was based on his experience in the investment banking industry and the compensation paid to him by the Company in his capacity as a consultant prior to his becoming an employee of the Company.

Bonus: In 1997, a $50,000 bonus was paid to each of Messrs. Angstadt and Mammola, and a $155,000 bonus was paid to Mr. Axelrod. The decision to pay these bonuses was made by the Committee in its discretion and not on any established or objective criteria.

Stock Options: The Committee believes that stock ownership by executive officers is important in aligning management's and stockholders' interests in the enhancement of stockholder value over the long term. The exercise price of stock options is equal to the market price of the Common Stock on the date of grant. The stock options granted to the executive officers in 1997 were based on the Committee's subjective evaluation of their contributions and not on any established or objective criteria.

Insurance: The split-dollar life insurance program for Messrs. Shlopak and Brady was implemented by the Committee in 1994 in recognition of the substantial contributions made by these two key officers in 1994 and in prior years. In 1995, the Committee implemented split-dollar life insurance programs for its other executive officers. Messrs. Angstadt, Mammola and Axelrod participate in this program. The Committee's decision to make this insurance available was based on the Committee's subjective evaluation of their contributions and not on any established or objective criteria.

Compliance with Internal Revenue Code Section 162 (m). Section 162 (m) of the Internal Revenue Code enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executives. Qualifying, performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee currently intends to structure stock option grants to executive officers in a manner that complies with the performance-based requirements of the statute. However, the Committee otherwise anticipates that the statute will not alter the Company's policy of establishing executive compensation at levels sufficient to retain and attract executive officers, regardless of deductibility.

The Compensation Committee:     Joseph W. Bartlett     Joseph Anthony Kouba

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

GENERAL. Decisions concerning executive compensation are made by the Compensation Committee of the Board of Directors, which during 1997 consisted of Mr. Bartlett and through April 4, 1997, Mr. Marx; and effective April 5, 1997, Mr. Kouba, neither of whom is or was an officer or employee of the Company or any of its subsidiaries. In 1997, none of the executive officers of the Company served on the board of directors of another entity other than as described below.

REAL ESTATE MATTERS. Pursuant to a lease entered into in 1989, the Company leases its principal executive offices located in Gloucester, Massachusetts from PG Realty Trust, of which Mr. Shlopak is a trustee and beneficiary. In addition, pursuant to a lease also entered into in 1989, the Company leases certain combined office and warehouse space located in Gloucester, Massachusetts from LPG Realty Trust, of which Mr. Shlopak is also a trustee and beneficiary. The aggregate annual rent under these leases is $536,000. Both leases are triple net and terminate in April 1999. Additionally, pursuant to a lease entered into in January 1997, the Company leases other executive office and warehouse space in Gloucester, Massachusetts from PG Realty Trust, of which Mr. Shlopak is a trustee and beneficiary. The aggregate annual rent under the lease is $171,000. The lease is triple net and terminates in December 1999.

The Company leases warehouse space in Danvers, Massachusetts under the terms of a fifteen-year operating lease agreement which expires December 2011 from a limited liability company which is owned by Messrs. Shlopak and Brady. The lease is triple net and the aggregate annual rent under the lease is $462,000.

TRANSACTIONS WITH DIRECTORS. Louis Marx, Jr., a director and through April 4, 1997, chairman of the Compensation Committee of the Company, is a director of Swiss Army Brands, Inc. ("Swiss Army Brands") which is a supplier of promotional products to the Company. The Company purchased $9,904,000 of products from this affiliate of Mr. Marx in 1997. The Company owns a 2.6% equity interest in Hudson River Capital LLC, a venture capital company founded and controlled by Swiss Army Brands. Messrs. Shlopak and Brady each own a .74% equity interest in Hudson River Capital LLC. Messrs. Marx and Shlopak are directors of Hudson River Capital LLC.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

The firm of Coopers & Lybrand L.L.P., certified public accountants, served as the Company's independent auditors for the fiscal year ended December 31, 1997 and, subject to stockholder approval, has been appointed by the Board of Directors as the Company's independent auditors for the fiscal year ending December 31, 1998.

Although there is no legal requirement that this matter be submitted to a vote of the stockholders, the Board of Directors believes that the selection of independent auditors is of sufficient importance to seek stockholder ratification. In the event that the appointment of Coopers & Lybrand L.L.P. is not ratified by stockholders, the Board will reconsider its appointment.

A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting to make a statement if he wishes to do so and to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
                               OF THE APPOINTMENT

                      SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who wishes to present a proposal for action at the 1999 Annual Meeting of Stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by the Company, must deliver such proposal to the Company at its principal executive offices no later than December 17, 1998 and must meet the other requirements for inclusion set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

                                            By Order of the Board of Directors
                                            Patricia J. Landgren
                                            Secretary

April 17, 1998

                                                                      1201-PS-98

CRK61 2                          DETACH HERE


                                    PROXY

                                  CYRK, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby (i) revokes previous proxies given with respect to the shares of the common stock of Cyrk, Inc. (the "Company") noted on the reverse side hereof and registered in the name of the undersigned (the "Shares"); (ii) acknowledges receipt of the Notice and Proxy Statement dated April 17, 1998 in connection with the Annual Meeting of Stockholders of the Company to be held on May 19, 1998 at 10:00 a.m. at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, 36th Floor, Boston, Massachusetts, or any adjournment thereof; and (iii) appoints Gregory P. Shlopak, Patrick D. Brady and Patricia J. Landgren, or any of them, each with full power to act alone, the attorneys and proxies of the undersigned with power of substitution to each, to vote all of the Shares that the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders of the Company, and at any adjournment thereof, with all the powers the undersigned would have had if personally present at said meeting. Without limiting the generality of the authorization hereby given, said proxies are, and each of them is instructed to vote or act as follows on the matters to be voted upon set forth in said Proxy Statement.

   IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE - YOU NEED NOT MARK ANY BOXES.

-----------                                                        -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
  SIDE                                                                SIDE
-----------                                                        -----------


CRK61 1                                                        DETACH HERE


[X] Please mark
    votes as in
    this example.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION
    IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES AND "FOR" PROPOSAL 2.
                                                                                                     FOR     AGAINST     ABSTAIN
    1. Election of Directors.                               2. Ratification of the appointment of    [ ]       [ ]         [ ]
                                                               Coopers & Lybrand L.L.P. as the
       NOMINEES: Patrick D. Brady and                          Company's independent auditors.
                 Joseph Anthony Kouba
                                                            3. In their discretion, the Proxies are authorized to vote upon such
                      FOR            WITHHELD                  other business as may properly come before the meeting or any
                      BOTH           FROM BOTH                 adjournment thereof.
                 [ ] NOMINEES    [ ] NOMINEES

                                                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [ ]
       [ ] ___________________________________________
           For both nominees except as noted above          PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING THE
                                                            ENCLOSED ENVELOPE.

                                                            Please sign exactly as your name appears hereon. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, plese sign in full corporate name by President or other authorized officer.
                                                            If a partnership, please sign in partnership name by authorized person.



   Signature: _____________________________  Date: __________      Signature: _____________________________  Date: __________


